Terex Reports Fourth Quarter and Full-Year 2022 Results

•Q4 sales of $1.2 billion increased 23% year-over-year, 31% on FX neutral basis
•Q4 income from operations of $121 million, up 73% year-over-year
•Q4 operating profit margin of 9.9% improved 290 bps year-over-year
•Q4 EPS of $1.34, up 63% year-over-year
•Full-year sales of $4.4 billion increased 14% year-over-year, 20% on FX neutral basis
•Full-year income from operations of $420 million up 28% year-over-year
•Full-year EPS of $4.32 up 41% year-over-year
•Backlog grew 22% year-over-year to $4.1 billion
•2023 Outlook: Sales of $4.6 to $4.8 billion and EPS of $4.60 to $5.00.

Norwalk, CT, February 9, 2023 -- Terex Corporation (NYSE: TEX) today announced its results for the fourth quarter and full-year 2022.

CEO Commentary
“The fourth quarter marked an excellent finish to a strong year for Terex. We successfully navigated complex global macro dynamics to deliver significant revenue and earnings growth. I would like to thank the Terex team members for their hard work, dedication and resilience in managing through this environment. Our 2022 results showcase the strength of our portfolio of diverse market-leading businesses and our continued leadership in attractive growth markets.” said Terex Chairman and Chief Executive Officer John L. Garrison, Jr.

“We were able to achieve price cost neutrality for the full-year, despite global supply chain disruptions and considerable inflationary pressures. Our team remains focused on executing our multi-year growth plan as highlighted at our December Investor Day. We entered 2023 with backlog of $4.1 billion, an increase of 22% year-over-year, clearly showing strong demand from our customers. Our globally recognized brands, industry-leading and innovative new products, robust backlog, and balance sheet position us well to manage our business amidst continued macroeconomic volatility. We expect 2023 sales to be between $4.6 and $4.8 billion and earnings per share to be between $4.60 and $5.00 as we capitalize on favorable megatrends and continue to deliver profitable growth."

Fourth Quarter Operational and Financial Highlights
•Net sales of $1.2 billion in the fourth quarter of 2022 increased 23%, compared to $1.0 billion in the fourth quarter of 2021. The increase was primarily driven by increased demand for our products and improved price realization necessary to mitigate rising costs across all segments, which was partially offset by an 8.3% negative impact from changes in foreign exchange rates.
•Income from operations of $120.8 million, or 9.9% of net sales in the fourth quarter of 2022, improved from $69.8 million, or 7.0% of net sales, in the prior year. The year-over-year increase of $51.0 million was driven by incremental margin achieved on higher sales volume, favorable mix and price realization which more than offset cost increases and the negative impact of foreign exchange rates during the quarter.
•Income from continuing operations in the fourth quarter of 2022 was $92.0 million, or $1.34 per share, compared to $58.0 million, or $0.82 per share, in the fourth quarter of 2021. EPS was up 63% year-over-year.
•Our effective tax in the quarter was 13.0% due to one-time discrete items including the reversal of a valuation reserve.

Full-Year 2022 Operational and Financial Highlights
•Net sales of $4.4 billion for the full-year 2022 increased 13.7% compared to $3.9 billion in the prior year. The increase was primarily due to healthy demand for our products across multiple businesses and price realization, necessary to mitigate rising costs, across all segments, which was partially offset by a 6.3% negative impact from changes in foreign exchange rates.
•Income from operations of $420.0 million, or 9.5% of net sales in the full-year 2022, improved from $328.0 million or 8.4% of net sales in the prior year.
•Income from continuing operations for the full-year 2022 was $300.2 million, or $4.32 per share, compared to $217.5 million, or $3.07 per share, in the prior year. 2022 EPS was up 41% year-over-year, but negatively impacted by $0.42 per share of foreign exchange.
•Return on invested capital of 21.3% significantly exceeded our cost of capital as we continued to invest in the business and return cash to shareholders through dividends and share repurchases.
•Our effective tax rate for the year was 18.1% due to one-time discrete items including the reversal of a valuations reserve.

Business Segment Review

Materials Processing
•Net sales were $550.3 million for the fourth quarter of 2022, up 21.2% or $96.2 million year-over-year. Excluding the impact of foreign exchange rates, net sales increased 31.8% year-over-year.
•Income from operations increased 39% to $87.0 million for the fourth quarter of 2022, or 15.8% of net sales, compared to $62.6 million, or 13.8% of net sales, in the prior year.
•Net sales were $1.9 billion for the full-year 2022, up 14.8% or $249.8 million year-over-year. Excluding the impact of foreign exchange rates, net sales increased 22.9% year-over-year.
•Income from operations increased 23.6% to $297.8 million for the full-year 2022, or 15.3% of net sales, compared to $240.9 million, or 14.2% of net sales, in the prior year.

Aerial Work Platforms
•Net sales were $671.8 million for the fourth quarter of 2022, up 25.7% or $137.4 million year-over-year. Excluding the impact of foreign exchange rates, net sales increased 32.2% year-over-year.
•Income from operations increased 112.6% to $54.0 million for the fourth quarter of 2022, or 8.0% of net sales, compared to $25.4 million, or 4.8% of net sales in the prior year.
•Net sales were $2.5 billion for the full-year 2022, up 14% or $304.8 million year-over-year. Excluding the impact of foreign exchange rates, net sales increased 18.9% year-over-year.
•Income from operations increased 29% to $196.2 million for the full-year 2022, or 7.9% of net sales, compared to $152.1 million, or 7% of net sales, in the prior year.

Disciplined Capital Allocation
•As of December 31, 2022, the Company had liquidity (cash and availability under our revolving line of credit) of $727.1 million.
•Working capital of $875.1 million was 18.0% of trailing three month annualized net sales and reflects higher inventory levels as a result of supply chain disruptions.
•For 2022, Terex deployed $159.7 million for capital expenditures and growth investments.
•Terex executed $96.6 million in share repurchases and paid $35.6 million in dividends in 2022.

CFO Commentary
Julie Beck, Senior Vice President and Chief Financial Officer, said "We followed our disciplined capital allocation strategy in 2022, returning $132 million of cash to shareholders over the course of the year, while also investing to improve and grow our businesses. The expansion of our share repurchase program announced in December and the 15% increase in our dividend which we announced today reflect continued confidence of both management and the Board in our strong financial position and ability to drive sustainable, profitable growth going forward. Our net financial leverage of 1.0x, ample liquidity and sustainable free cash flow generation put us in a very strong position to achieve our 2023 financial targets and continue executing on our multi-year growth plan."

Full-Year 2023: Outlook
(in millions, except per share data)

Terex Outlook (1)	FY 2022	FY 2023 Outlook
Net Sales	$4,418	$4,600 - $4,800
SG&A % to Sales	10.2%	~10.5%
Operating Margin	9.5%	10.0% - 10.4%
Interest / Other Expense	$53	~$60
Tax Rate	18.1%	~21.0%
EPS	$4.32	$4.60 - $5.00
Share Count	69.4	~69.0
Depreciation / Amortization	$47	~$50
Free Cash Flow	$152	$225 - $275 (2)
Corp & Other OP (3)	($74)	~($75)

Segment Outlook (1)	FY 2022		FY 2023 Outlook
	Net Sales	Operating Margin	Net Sales	Operating Margin
Materials Processing	$1,942	15.3%	$2,000 - $2,100	~15.5%
Aerial Work Platforms	$2,484	7.9%	$2,600 - $2,700	~9.0%

(1) Excludes the impact of future acquisitions, divestitures, restructuring and other unusual items
(2) Capital expenditures of ~$135 million
(3) 2023 Outlook for Corporate & Other net sales of ~($10) million

Non-GAAP Measures and Other Items

Results of operations reflect continuing operations. All per share amounts are on a fully diluted basis.  A comprehensive review of the quarterly financial performance is contained in the presentation that will accompany the Company’s earnings conference call.

In this press release, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses.

The Glossary at the end of this press release contains further details about this subject.

Conference call

The Company has scheduled a conference call to review the financial results on Friday, February 10, 2023 beginning at 8:30 a.m. ET. John L. Garrison, Jr., Chairman and CEO, and Julie Beck, Senior Vice President and Chief Financial Officer, will host the call. A simultaneous webcast of this call can be accessed at https://investors.terex.com. Participants are encouraged to access the call 10 minutes prior to the starting time. The call will also be archived in the Event Archive at https://investors.terex.com.

Forward-Looking Statements

Certain information in this press release includes forward-looking statements (within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”) and the Private Securities Litigation Reform Act of 1995) regarding future events or our future financial performance that involve certain contingencies and uncertainties, including those discussed in our Annual Report on Form 10-K for the year ended December 31, 2022, and subsequent reports we file with the U.S. Securities and Exchange Commission from time to time, in the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations – Contingencies and Uncertainties.” In addition, when included in this press release or in documents referenced herein, the words “may,” “expects,” “should,” “intends,” “anticipates,” “believes,” “plans,” “projects,” “estimates,” “will” and the negatives thereof and analogous or similar expressions are intended to identify forward-looking statements. However, the absence of these words does not mean that the statement is not forward-looking. We have based these forward-looking statements on current expectations and projections about future events. These statements are not guarantees of future performance. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those reflected in such forward-looking statements. Such risks and uncertainties, many of which are beyond our control, include, among others:
•changes in the availability and price of certain materials and components, which may result in further supply chain disruptions;
•consolidation within our customer base and suppliers;
•our operations are subject to a number of potential risks that arise from operating a multinational business, including compliance with changing regulatory environments and political and economic instability;
•a material disruption to one of our significant facilities;
•our business is sensitive to government spending;
•our industry is highly competitive and subject to pricing pressure;
•our ability to successfully implement our strategy and the actual results derived from such strategy;
•our ability to integrate acquired businesses;
•our consolidated financial results are reported in U.S. dollars while certain assets and other reported items are denominated in the currencies of other countries, creating currency exchange and translation risk;
•our business is affected by the cyclical nature of markets we serve;
•our need to comply with restrictive covenants contained in our debt agreements;
•our ability to generate sufficient cash flow to service our debt obligations and operate our business;
•our ability to access the capital markets to raise funds and provide liquidity;
•the financial condition of customers and their continued access to capital;
•exposure from providing credit support for some of our customers;
•we may experience losses in excess of recorded reserves;
•our ability to attract, develop, engage and retain team members;
•possible work stoppages and other labor matters;
•increased cybersecurity threats and more sophisticated computer crime;
•changes in import/export regulatory regimes, imposition of tariffs, escalation of global trade conflicts and unfairly traded imports, particularly from China, could continue to negatively impact our business;
•compliance with environmental regulations could be costly and failure to meet environmental, social and governance (“ESG”) expectations or standards or achieve our ESG goals could adversely impact our business;
•litigation, product liability claims and other liabilities;
•our compliance with the United States (“U.S.”) Foreign Corrupt Practices Act and similar worldwide anti-corruption laws;
•increased regulatory focus on privacy and data security issues and expanding laws;
•our ability to comply with an injunction and related obligations imposed by the U.S. Securities and Exchange Commission (“SEC”); and
•other factors.
Actual events or our actual future results may differ materially from any forward-looking statement due to these and other risks, uncertainties and material factors. The forward-looking statements contained herein speak only as of the date of this press release and the forward-looking statements contained in documents referenced herein speak only as of the date of the respective documents. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to any forward looking statement contained in, or referenced in, this press release to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

About Terex
Terex Corporation is a global manufacturer of materials processing machinery and aerial work platforms. We design, build and support products used in construction, maintenance, manufacturing, energy, recycling, minerals and materials management applications. Certain Terex products and solutions enable customers to reduce their impact on the environment including electric and hybrid offerings that deliver quiet and emission-free performance, products that support renewable energy, and products that aid in the recovery of useful materials from various types of waste. Our products are manufactured in North America, Europe, Australia and Asia and sold worldwide. We engage with customers through all stages of the product life cycle, from initial specification and financing to parts and service support.

Contact Information
Paretosh Misra
Head of Investor Relations
Phone: 203-604-3977
Email: paretosh.misra@terex.com

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
(unaudited)
(in millions, except per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2022	2021	2022	2021
Net sales	$1,217.6	990.1	4,417.7	3,886.8
Cost of goods sold	(982.2)	(818.2)	(3,546.5)	(3,129.4)
Gross profit	235.4	171.9	871.2	757.4
Selling, general and administrative expenses	(114.6)	(102.1)	(451.2)	(429.4)
Income (loss) from operations	120.8	69.8	420.0	328.0
Other income (expense)
Interest income	0.7	0.8	2.8	3.7
Interest expense	(13.3)	(10.9)	(49.1)	(51.5)
Loss on early extinguishment of debt	(0.2)	(1.7)	(0.3)	(29.4)
Other income (expense) – net	(2.2)	10.3	(6.8)	13.0
Income (loss) from continuing operations before income taxes	105.8	68.3	366.6	263.8
(Provision for) benefit from income taxes	(13.8)	(10.3)	(66.4)	(46.3)
Income (loss) from continuing operations	92.0	58.0	300.2	217.5
Gain (loss) on disposition of discontinued operations- net of tax	0.2	0.8	(0.2)	3.4
Net income (loss)	$92.2	58.8	300.0	220.9
Basic earnings (loss) per share:
Income (loss) from continuing operations	$1.37	0.83	4.38	3.12
Gain (loss) on disposition of discontinued operations – net of tax	—	0.01	—	0.05
Net income (loss)	$1.37	0.84	4.38	3.17
Diluted earnings (loss) per share:
Income (loss) from continuing operations	$1.34	0.82	4.32	3.07
Gain (loss) on disposition of discontinued operations – net of tax	—	0.01	—	0.05
Net income (loss)	$1.34	0.83	4.32	3.12
Weighted average number of shares outstanding in per share calculation
Basic	67.5	69.8	68.5	69.7
Diluted	68.6	70.9	69.4	70.9

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEET
(unaudited)
(in millions, except par value)

	December 31, 2022	December 31, 2021

Assets
Current assets
Cash and cash equivalents	$304.1	$266.9
Other current assets	1,657.9	1,500.9
Total current assets	1,962.0	1,767.8
Non-current assets
Property, plant and equipment – net	465.6	429.6
Other non-current assets	690.5	666.1
Total non-current assets	1,156.1	1,095.7
Total assets	$3,118.1	$2,863.5

Liabilities and Stockholders’ Equity
Current liabilities
Current portion of long-term debt	$1.9	$5.6
Other current liabilities	996.7	904.3
Total current liabilities	998.6	909.9
Non-current liabilities
Long-term debt, less current portion	773.6	668.5
Other non-current liabilities	164.7	175.5
Total non-current liabilities	938.3	844.0
Total liabilities	1,936.9	1,753.9

Total stockholders’ equity	1,181.2	1,109.6
Total liabilities and stockholders’ equity	$3,118.1	$2,863.5

TEREX CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(unaudited)
(in millions)

	Year Ended December 31,
	2022	2021
Operating Activities
Net income (loss)	$300.0	$220.9
Depreciation and amortization	47.2	50.2
Changes in operating assets and liabilities and non-cash charges	(86.0)	22.3
Net cash provided by (used in) operating activities	261.2	293.4
Investing Activities
Capital expenditures	(109.6)	(59.7)
Other investing activities, net	(44.5)	(42.5)
Net cash provided by (used in) investing activities	(154.1)	(102.2)
Financing Activities
Net cash provided by (used in) financing activities	(54.9)	(580.1)
Effect of exchange rate changes on cash and cash equivalents	(15.0)	(14.3)
Net increase (decrease) in cash and cash equivalents	37.2	(403.2)
Cash and cash equivalents at beginning of year	266.9	670.1
Cash and cash equivalents at year end	$304.1	$266.9

TEREX CORPORATION AND SUBSIDIARIES
SEGMENT RESULTS DISCLOSURE
(unaudited)
(in millions)

	Q4				Year to Date
	2022		2021		2022		2021
		% of		% of		% of		% of
		Net Sales		Net Sales		Net Sales		Net Sales
Consolidated
Net sales	$1,217.6		$990.1		$4,417.7		$3,886.8
Income from operations	$120.8	9.9%	$69.8	7.0%	$420.0	9.5%	$328.0	8.4%

MP
Net sales	$550.3		$454.1		$1,941.6		$1,691.8
Income from operations	$87.0	15.8%	$62.6	13.8%	$297.8	15.3%	$240.9	14.2%

AWP
Net sales	$671.8		$534.4		$2,483.6		$2,178.8
Income from operations	$54.0	8.0%	$25.4	4.8%	$196.2	7.9%	$152.1	7.0%

Corp and Other / Eliminations
Net sales	$(4.5)		$1.6		$(7.5)		$16.2
Loss from operations	$(20.2)	*	$(18.2)	*	$(74.0)	*	$(65.0)	*
* - Not a meaningful percentage

GLOSSARY

Non-GAAP Measures Definitions

In an effort to provide investors with additional information regarding the Company’s results, Terex refers to various GAAP (U.S. generally accepted accounting principles) and non-GAAP financial measures which management believes provides useful information to investors. These non-GAAP measures may not be comparable to similarly titled measures being disclosed by other companies. In addition, the Company believes that non-GAAP financial measures should be considered in addition to, and not in lieu of, GAAP financial measures. Terex believes that this non-GAAP information is useful to understanding its operating results and the ongoing performance of its underlying businesses. Management of Terex uses both GAAP and non-GAAP financial measures to establish internal budgets and targets and to evaluate the Company’s financial performance against such budgets and targets.

The amounts described below are unaudited, are reported in millions of U.S. dollars (except share data and percentages), and are as of or for the period ended December 31, 2022, unless otherwise indicated.

As changes in foreign currency exchange rates have a non-operating impact on our financial results, we believe excluding effects of these changes assists in assessment of our business results between periods. We calculate the translation effect of foreign currency exchange rate changes by translating current period results using rates that the comparable prior periods were translated at to isolate the foreign exchange component of the fluctuation from the operational component. Similarly, the impact of changes in our results from acquisitions and divestitures that were not included in comparable prior periods may be subtracted from the absolute change in results to allow for better comparability of results between periods.

2023 Outlook
The Company's 2023 outlook for earnings per share is a non-GAAP financial measure because it excludes the impact of potential future acquisitions, divestitures, restructuring, and other unusual items. The Company is not able to reconcile this forward-looking non-GAAP financial measure to its most directly comparable forward-looking GAAP financial measures without unreasonable efforts because the Company is unable to predict with a reasonable degree of certainty the exact timing and impact of such items. The unavailable information could have a significant impact on the Company's full-year 2023 GAAP financial results. This forward looking information provides guidance to investors about the Company's EPS expectations excluding unusual items that the Company does not believe is reflective of its ongoing operations.

Free Cash Flow
The Company calculates a non-GAAP measure of free cash flow. The Company defines free cash flow as Net cash provided by (used in) operating activities, plus (minus) increases (decreases) in Terex Financial Services finance receivables consisting of sales-type leases and commercial loans ("TFS Assets"), less Capital expenditures, net of proceeds from sale of capital assets. The Company believes that this measure of free cash flow provides management and investors further useful information on cash generation or use in our primary operations. The following table reconciles Net cash provided by (used in) operating activities to free cash flow (in millions):

	Year Ended December 31, 2022	Year Ended December 31, 2021
Net cash provided by (used in) operating activities	$261.2	$293.4
Increase (decrease) in TFS assets	—	(110.6)
Capital expenditures, net of proceeds from sale of capital assets	(109.4)	(57.8)
Free cash flow	$151.8	$125.0

ROIC
ROIC and other Non-GAAP Measures (as calculated below) assist in showing how effectively we utilize capital invested in our operations. ROIC is determined by dividing the sum of NOPAT for each of the previous four quarters by the average of Debt less Cash and cash equivalents plus Stockholders’ equity for the previous five quarters. NOPAT for each quarter is calculated by multiplying Income (loss) from operations by one minus the full year 2022 effective tax rate (“Effective Tax Rate”).

Furthermore, debt is calculated using amounts for Current portion of long-term debt plus Long-term debt, less current portion. We calculate ROIC using the last four quarters’ NOPAT as this represents the most recent 12-month period at any given point of determination. In order for the denominator of the ROIC ratio to properly match the operational period reflected in the numerator, we include the average of five quarters’ ending balance sheet amounts so that the denominator includes the average of the opening through ending balances (on a quarterly basis) thereby providing, over the same time period as the numerator, four quarters of average invested capital.

Our management and Board of Directors use ROIC as one measure to assess operational performance, including in connection with certain compensation programs. We use ROIC as a metric because we believe it measures how effectively we invest our capital and provides a better measure to compare ourselves to peer companies to assist in assessing how we drive operational improvement. We believe ROIC measures return on the amount of capital invested in our businesses and is an accurate and descriptive measure of our performance. We also believe adding Debt less Cash and cash equivalents to Stockholders’ equity provides a better comparison across similar businesses regarding total capitalization, and ROIC highlights the level of value creation as a percentage of capital invested. As the tables below show, our ROIC at December 31, 2022 was 21.3%.

Amounts described below are reported in millions of U.S. dollars, except for the Effective Tax Rate. Amounts are as of and for the three months ended for the periods referenced in the tables below:

	Dec '22	Sep '22	Jun '22	Mar '22	Dec '21
Effective tax rate	18.1%	18.1%	18.1%	18.1%
Income (loss) from operations	$120.8	$120.8	$103.9	$74.5
Multiplied by: 1 minus effective tax rate	81.9%	81.9%	81.9%	81.9%
Net operating income (loss) after tax	$98.9	$98.9	$85.1	$61.0
Debt	$775.5	$826.5	$828.2	$740.3	$674.1
Less: Cash and cash equivalents	(304.1)	(231.7)	(253.3)	(218.4)	(266.9)
Debt less Cash and cash equivalents	471.4	594.8	574.9	521.9	407.2
Stockholders’ equity	1,181.2	1,034.7	1,048.9	1,114.1	1,109.6
Debt less Cash and cash equivalents plus Stockholders’ equity	$1,652.6	$1,629.5	$1,623.8	$1,636.0	$1,516.8

December 31, 2022 ROIC	21.3%
NOPAT as adjusted (last 4 quarters)	$343.9
Average Debt less Cash and cash equivalents plus Stockholders’ equity (5 quarters)	$1,611.7

Working Capital
Working Capital is calculated using the Condensed Consolidated Balance Sheet amounts for Trade receivables (net of allowance) plus Inventories, less Trade accounts payable and Customer advances. The Company views excessive working capital as an inefficient use of resources, and seeks to minimize the level of investment without adversely impacting the ongoing operations of the business. For the periods below, working capital was:

December 31, 2022
Inventories	$988.4
Trade Receivables	547.5
Less: Trade Accounts Payables	(624.6)
Less: Customer Advances	(36.2)
Total Working Capital	$875.1

Trailing Three Months Annualized Net Sales is calculated using the net sales for the quarter multiplied by four.

3 months Sales		$1,217.6
Number of quarters	x	4.0
Annualized Quarterly Sales		$4,870.4

WC % of Annualized Quarterly Sales		18.0%

The ratio is calculated by dividing working capital by trailing three months annualized net sales. The Company believes this measures its resource use efficiency.

Performance Measures Definitions

We use the following operational metrics in monitoring the performance of our business. We believe the operational metrics are useful to investors and other users of our financial information in assessing the performance of our segments.

Backlog
We define backlog as firm orders that are expected to be filled, including orders that are expected to be filled beyond one year, although there can be no assurance that all such backlog orders will be filled. Our backlog orders represent primarily new equipment orders.  Parts orders are generally filled on an as ordered basis.

Our management views backlog as one of many indicators of the performance of our business. Because many variables can cause changes in backlog and these changes may or may not be of any significance, we consequently view backlog as an important, but not necessarily determinative, indicator of future results.

	Q4 2021			Q4 2022			% Change
	< 12 Months	> 12 Months	Backlog	< 12 Months	> 12 Months	Backlog	< 12 Months	> 12 Months	Backlog
MP	$1,034	$13	$1,047	$911	$263	$1,174	(12%)	1923%	12%
AWP	$1,956	$328	$2,284	$2,493	$404	$2,897	27%	23%	27%
Total	$2,990	$341	$3,331	$3,404	$667	$4,071	14%	96%	22%